Exhibit 10.4

Crimson Exploration Inc.

Crimson Cash Incentive Bonus Plan

Eligibility.

All employees are eligible to participate in the Crimson Cash Incentive Bonus Plan (the “Plan”). To be eligible, employees must be employed by Crimson Exploration Inc. (the “Company”) or one of its wholly-owned subsidiaries at the time the final Plan awards are paid.

Plan Details.

Under the Plan, each employee may receive a bonus award equal to a percentage of such employee’s base salary, with such percentage being determined by the Company’s performance relative to specific targeted performance measures.

The targeted performance measures under the Plan are based on the following five categories:

•	the amount of annual production
•	the amount of “EBITDAX”[1]
•	the percentage of reserve replacement
•	the amount of total F&D2 cost; and
•	the percentage of ROIC[3]

The Compensation Committee sets the minimum, target and maximum levels for each of these categories for each fiscal year.

Under the Plan, for all employees other than production and engineering employees, each category comprises 20% of each employee’s bonus award. For production and engineering employees, 50% of each such employee’s bonus award is determined by the Company’s annual production while each other category comprises 12.5% of each such employee’s bonus. When the Company’s performance with regards to a category falls between the minimum and the target amounts or between the target and maximum amounts, the bonus award will be a prorated accordingly.

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1 Earnings Before Interest, Tax, Depreciation, Depletion, Amortization and Exploration Expenses

2 Finding & Development Costs

3 Return on Invested Capital

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